EXHIBIT 99



CNF
3240 HILLVIEW AVENUE, PALO ALTO, CA 94304-1297
(650) 494-2900

NEWS RELEASE



                                                        Contacts:

                                    Investors - Patrick Fossenier
                                                   (650) 813-5353

                                           Media -- Nancy Colvert
                                                   (650) 813-5336


 CNF INC.  REPORTS 53 PERCENT INCREASE IN NET INCOME FOR COMMON
              SHAREHOLDERS IN FIRST QUARTER OF 2004

     PALO ALTO, Calif. - April 19, 2004 -- CNF Inc. (NYSE:CNF) today reported first-quarter net income for common shareholders of $24.4 million, or 45 cents per diluted share, up 53 percent from the first quarter of 2003. Net income for common shareholders in the first quarter of 2003 was $15.9 million, or 30 cents per diluted share, and included a $4.4 million after-tax net gain (8 cents per diluted share) from a payment under the Air Transportation Safety and System Stabilization Act.

     Operating income for the first quarter of 2004 was $52.7 million, up 28 percent from $41.0 million in the same quarter a year ago, which included the payment noted above. Revenue for the first quarter of 2004 was $1.35 billion, an increase of 12 percent from $1.21 billion in first-quarter 2003.

     CNF's effective tax rate was 39 percent in both periods.

     "With the operating leverage and strong productivity of our operating units, the improving U.S. economy is evident in our bottom line," said CNF President and Chief Executive Officer Gregory L. Quesnel. "Con-Way's operating income rose 37 percent from the first quarter of 2003 on revenue growth of 14 percent. Menlo Worldwide's forwarding and logistics units also produced improved operating results. We're pleased that the forwarding unit continued its double-digit international revenue growth and that North American air freight revenue increased slightly for the first time in more than three years."

Con-Way Transportation Services

For the first quarter, Con-Way Transportation Services reported:

     - operating income of $51.1 million, up 37 percent from $37.2 million in the year-ago period.
     - revenue of $593.8 million, an increase of 14 percent from last year's first-quarter revenue of $519.1 million,
     - regional carrier weight per day that was 11 percent higher than the prior-year period.

Menlo Worldwide

For the first quarter of 2004, Menlo Worldwide reported:

     - operating income of $2.5 million compared with operating income of $3.6 million in the year-ago period, which included the $7.2 million (pre-tax) net gain from the payment under the Air Transportation Safety and System Stabilization Act,
     - revenue of $754.3 million, up 10 percent from $687.1 million in the first quarter of 2003.

For the first quarter of 2004, Menlo Worldwide Forwarding reported:

     - an operating loss of $6.4 million compared with an operating loss of $5.4 million in the year-ago period, which included the $7.2 million (pre-tax) net gain from the payment noted above,
     - revenue of $501.5 million, up 13 percent from $445.6 million a year ago,
     - North American air freight revenue per day rose 1 percent on a 7 percent increase in weight per day,
     - international air freight revenue per day grew 15 percent on a weight-per-day increase of 20 percent.

For the first quarter of 2004, Menlo Worldwide Logistics reported:

     - operating income of $6.5 million, up 8 percent from operating income of $6.0 million a year ago,
     - revenue of $252.8 million, up 5 percent from $241.5 million in the prior-year period.

For the first quarter of 2004, activities at Menlo Worldwide Other, which consists of the results of Vector SCM, reported operating income of $2.4 million compared with operating income of $3.0 million in the first quarter of 2003. Vector's new contract with General Motors provides for a management fee with any additional amounts dependent on Vector's ability to help GM attain its annual cost reduction targets. Any additional amounts will therefore not be recognized until earned later in the year.

Other

CNF's "Other" operations, which include the results of Road
Systems and corporate activities, reported an operating loss of $852,000 in the first quarter due to a property sale.

Outlook

Second-quarter diluted earnings per share from continuing operations are expected to be between 52 cents and 60 cents.

Conference Call

CNF will host a conference call for shareholders and the investment community to discuss first-quarter results at 10:00 a.m. Eastern time (7:00 a.m. Pacific) on Tuesday, April 20. The call can be accessed by dialing (888) 423-3281 or (612) 332-0228 (for international callers only) and is expected to last approximately one hour. Callers are requested to dial in at
least five minutes before the start of the call.   Related
financial and operating statistics to be discussed on the conference call are available on the company's web site at
www.cnf.com/investor_relations/fin_hilight.asp.   The call will
also be available through a live webcast at the investor relations section of the CNF web site at www.cnf.com and at www.streetevents.com. An audio replay will be available for one week following the call at (800) 475-6701, access code 723137. The replay will also be available for one week on demand at the web sites providing access to the live call.

     CNF (NYSE:CNF) is a $5.1 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing. The company is headquartered in Palo Alto, Calif.

                           #    #    #

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of additional unusual charges and other costs and expenses related to Menlo Worldwide's forwarding operations, the possibility that CNF may, from time to time, be required to record impairment charges for goodwill and other long-lived assets, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges), and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, the February 2000 crash of an EWA aircraft and related litigation, matters relating to CNF's 1996 spin-off of Consolidated Freightways Corporation (CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, and matters relating to CNF's defined benefit pension plans. The factors included herein and in Item 7 of CNF's 2003 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.

                          CNF INC.
             STATEMENTS OF CONSOLIDATED INCOME
      (Dollars in thousands except per share amounts)

                                             Three Months Ended
                                                  March 31,
                                        ----------------------------
                                            2004            2003
                                        -----------      -----------

REVENUES                                $1,348,405       $1,206,241

Costs and Expenses
  Operating expenses                     1,138,504        1,013,671
  Selling, general and
    administrative expenses                125,074          118,290
  Depreciation                              32,085           33,232
                                        -----------      -----------
                                         1,295,663        1,165,193
                                        -----------      -----------
OPERATING INCOME                            52,742           41,048 [b]

Other expense, net                          (9,416)         (11,613)
                                        -----------      -----------
Income before Taxes                         43,326           29,435
Income Tax Provision                        16,897           11,480
                                        -----------      -----------
Net Income                                  26,429           17,955

  Preferred Stock Dividends                  2,022            2,026
                                        -----------      -----------
NET INCOME AVAILABLE TO
  COMMON SHAREHOLDERS                      $24,407          $15,929
                                        ===========      ===========

Weighted-Average Common Shares Outstanding
  Basic                                 49,835,663       49,396,071
  Diluted [a]                           57,125,185       53,652,665

Earnings Per Common Share
  Basic                                      $0.49            $0.32
                                        ===========      ===========
  Diluted                                    $0.45            $0.30
                                        ===========      ===========





                                 OPERATING SEGMENTS

REVENUES
  Con-Way Transportation Services         $593,844         $519,108
  Menlo Worldwide
    Forwarding                             501,517          445,622
    Logistics                              252,790          241,502
                                        -----------      -----------
                                           754,307          687,124
  CNF Other                                    254                9
                                        -----------      -----------
                                        $1,348,405       $1,206,241
                                        ===========      ===========

OPERATING INCOME (LOSS)
  Con-Way Transportation Services          $51,105          $37,192
  Menlo Worldwide
    Forwarding                              (6,409)          (5,431) [b]
    Logistics                                6,506            6,036
    Other                                    2,392            2,976
                                        -----------      -----------
                                             2,489            3,581
  CNF Other                                   (852)             275
                                        -----------      -----------
                                           $52,742          $41,048
                                        ===========      ===========


[a] 2004 includes the dilutive effect of stock options, Series B ("TASP") preferred stock, and convertible debentures. 2003 includes the dilutive effect of stock options and Series B ("TASP") preferred stock.

[b] Includes a $7.2 million net gain ($0.08 per diluted share) from a payment under the Air Transportation Safety and System Stabilization Act.


                              CNF INC.
                     CONDENSED BALANCE SHEETS
                      (Dollars in thousands)


                                         March 31,      December 31,
                                           2004             2003
                                        -----------      -----------
ASSETS
  Current assets                        $1,404,193       $1,316,695
  Property, plant and equipment, net       975,586          997,455
  Other assets                             435,156          439,584
                                        -----------      -----------
    Total Assets                        $2,814,935       $2,753,734
                                        ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                     $844,802         $809,611
  Long-term debt, guarantees and
    capital leases                         651,272          665,180
  Other long-term liabilities and
    deferred credits                       467,378          460,135
  Shareholders' equity                     851,483          818,808
                                        -----------      -----------
    Total Liabilities and
      Shareholders' Equity              $2,814,935       $2,753,734
                                        ===========      ===========



Reflects adoption of FASB Interpretation No. 46 ("FIN 46R") effective in the first quarter of 2004, under which CNF deconsolidated a subsidiary trust holding Term Convertible Securities ("TECONS"). As a result, CNF's TECONS are no longer reported as a mezzanine security while CNF's convertible subordinated debentures held by the subsidiary trust are reported as long-term debt. The prior period was restated.